EXHIBIT 99.1

Occam Networks Provides Preliminary Information on Third Quarter Results

in Advance of Merriman Curhan Ford Telecommunications Round Robin

SANTA BARBARA, Calif. – Oct. 28, 2005 – Occam Networks® Inc. (OTCBB: OCCM), a supplier of innovative Ethernet- and IP-based loop carrier equipment to telecommunications companies, today announced that subject to review by its independent auditors, it expects third quarter revenues of approximately $10.5 million when it reports Q3 2005 results. Third quarter 2005 revenues are expected to show an increase of approximately 20 percent over the $8.7 million reported for the second quarter of 2005, and an approximately 133 percent increase over the $4.5 million reported for the third quarter of 2004. Occam will announce the earnings release date and related conference call information approximately one week prior to releasing complete earnings information. Occam also expects to announce that it continued its recent trend of adding more than a dozen new customers in the quarter, and expects to finish the year with over 120 in total since the company’s inception.

Additionally, Bob Howard-Anderson, Occam’s chief executive officer, and Howard Bailey, Occam’s chief financial officer, will present at the Merriman Curhan Ford and Co’s Telecommunications One-on-One Round Robin on November 1, 2005 in New York.

Based on the unreviewed estimates, Occam’s third quarter gross margins showed improvement over second quarter margins due to higher revenue and lower cost from its contract manufacturer. The company presently anticipates these trends will continue into the fourth quarter. Occam reconfirms its long-term target for gross margins is approximately 40%.

Occam expects to realize a significant loss for the third quarter. However, it believes that recent revenue growth and gross margins trends will continue in the fourth quarter of 2005 and reconfirms its forecast that the company will report operating income on a pro-forma, non-GAAP basis close to break even in the fourth quarter (excluding non-cash charges for the amortization of stock option expense).

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On a GAAP basis, including amortization of stock option expense, Occam expects that it will continue to report an operating loss in the fourth quarter.

Occam’s accountants have not completed their review of the company’s third quarter results. At this time, Occam cannot estimate net income because there are still management estimates which require further analysis.

Cautionary Note Concerning Forward Looking Statements

This press release contains forward-looking statements concerning our revenues, gross margins, and operating results for the third quarter of 2005 and forecasts for the fourth quarter of 2005. The estimates disclosed in this press release for the third quarter of 2005 are preliminary and have not been reviewed by Occam’s outside accountants. These estimates could change materially as a result of outside accountant review. In addition, Occam’s forecasts relating to revenue, gross margin, customer acquisition, and cashflow are subject to inherent risks and uncertainties relating to Occam’s business. These risks include, among others, the risk that we may not increase the size of our customer base at the same rate as in recent periods. If we fail to increase our customer base or our BLC 6000 product does not continue to achieve market acceptance, our revenues will not increase as anticipated, which would have an adverse effect on our operating results and financial condition. For example, BLC 6000 products could fail to achieve market acceptance or we could fail to increase the size of our customer base based on competitive factors, an unwillingness of telecommunication companies to make substantial capital expenditures, or a failure of our products to perform to industry standards, which may change based on technological developments. Additional risks associated with our business include general market conditions affecting the decisions of communications service providers to purchase Occam’s equipment, changes in service providers’ business models, the rate our customers deploy their networks, our customers’ ability to secure financing, the timing of order and shipments of products, mix of products sold, changes in the prices of components, Occam’s ability to maintain production volumes and secure key components, and Occam’s ability to develop new products. Please refer to Occam’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings Occam makes with the SEC for additional factors that could cause actual results to differ materially from those contained in any forward-looking statements provided today.

About Occam Networks Inc.

Occam Networks Inc. develops and markets innovative Broadband Loop Carrier networking equipment that enable telephone companies to deliver voice, data and video services. Based on Ethernet and Internet Protocol (IP) technologies, Occam’s equipment allows telecommunications service providers to profitably deliver traditional phone services, as well as advanced voice-over-IP, residential and business broadband, and digital television services through a single, all-packet access network. Occam is headquartered in Santa Barbara, Calif. Additional information can be found at www.occamnetworks.com.

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Contact:

Howard Bailey Chief Financial Officer 1-805-692-2908 hbailey@occamnetworks.com	Spencer Parkinson Connect Public Relations 1-801-373-7888 spencerp@connectpr.com

Occam Networks is a registered trademark of Occam Networks Inc. in the United States and/or other countries.

All other trademarks mentioned are the property of their respective owners.

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